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                                                                    Exhibit 5.1


                      Rich, May, Bilodeau & Flaherty, P.C.
                             The Old South Building
                              294 Washington Street
                              Boston, MA 02108-4675
                            Telephone (617) 482-1360
                               Fax (617) 556-3889


May 14, 1998


CORE, INC.
18881 Von Karman Avenue
Suite 1750
Irvine, CA  92612

Re: Shares Registered on Form S-8

Ladies and Gentlemen:

    We have been retained as counsel to CORE, INC., a Massachusetts corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 for the registration of an aggregate of 1,362,949 shares of the Company's Common Stock, which have been issued or are issuable pursuant to stock options (the "Shares").

    We have examined originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to our opinion, we have relied upon statements or certificates of public officials, officers or representatives of the Company and others.

    Based upon the foregoing, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the respective stock option agreement, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an Exhibit to said Registration Statement on Form S-8.

    We are members of the bar of the Commonwealth of Massachusetts and do not hold ourselves out as being competent to opine as to matters of law governed by other states. Accordingly, our opinion is limited to the laws of the Commonwealth of Massachusetts and the laws of the federal government of the United States of America.

                                Very truly yours,


                               /s/ Rich, May, Bilodeau & Flaherty, P.C.